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                                                                   EXHIBIT 10.58

                         RIBOZYME PHARMACEUTICALS, INC.
                              EXECUTIVE BONUS PLAN



1. Purpose. The Ribozyme Pharmaceuticals, Inc. ("RPI") Executive Bonus Plan ("Plan") provides RPI's executive officers the opportunity to earn an annual bonus contingent upon an executive officer's satisfactory performance as determined by RPI's Compensation Committee of the Board of Directors (the "Committee"), the key elements of which are tied to each executive achieving certain pre-established goals.

2. Administration. The Plan shall be administered by the Committee which shall have complete authority in its discretion to establish the goals for each executive officer, interpret all provisions of the Plan and to make all other determinations necessary or advisable for the administration of the Plan.

3. Components. The Committee may award each executive officer of RPI an annual bonus comprised of one or more of the following:

     a)   Cash payment;

     b)   Stock options pursuant to RPI's stock option plans; or

     c) Forgiveness of any portion of the principle of interest-free loans provided to the executive officer.

4. Goals. The Committee may award an annual bonus to an executive officer of RPI based upon that executive officer's fulfillment of annual goals previously established by the Committee. The Committee shall determine in its sole discretion whether an executive officer has fulfilled the pre-established goals.

5. Term. This Executive Bonus Plan is effective as of March 27, 1998, and shall continue in effect until terminated by the Committee of the Board of Directors of RPI.